UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INPIXON

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On September 7, 2023, Inpixon (the “Company”) determined to further postpone the Company’s upcoming Special Meeting of Stockholders (the “Special Meeting”), originally scheduled for Thursday, August 3, 2023 at 10:00 a.m., Pacific Time, and previously postponed to Friday, September 8, 2023 at 10:00 a.m., Pacific Time. The Special Meeting has been further postponed to Monday, October 2, 2023, at 10:00 a.m., Pacific Time. The postponement is intended to provide additional time to the Company’s stockholders to consider and vote on the proposals to be acted upon at the Special Meeting.

The Special Meeting will still be completely virtual, the record date for the Special Meeting remains June 21, 2023, and there is no change to the purpose of the Special Meeting or any of the proposals to be acted upon at the Special Meeting. The live audio webcast for the Special Meeting will be available by visiting www.virtualshareholdermeeting.com/INPX2023.

In connection with the postponement of the Special Meeting, on September 7, 2023, the Company entered into a waiver agreement (the “Waiver”) with the holders (each, including its successors and assigns, a “Holder” and collectively, the “Holders”) of the Common Stock Purchase Warrants issued by the Company on May 17, 2023 (as amended from time to time in accordance with their terms, the “Warrants”) pursuant to the terms and conditions of that certain Warrant Purchase Agreement, dated May 15, 2023, by and among the Company and the Holders (as amended from time to time in accordance with its terms, the “Purchase Agreement”). Pursuant to the Waiver, the Holders waived the requirement set forth in the Purchase Agreement that the Company hold a special meeting of stockholders for the purpose of obtaining the approval of the Company’s stockholders as may be required by the applicable rules and regulations of the Nasdaq Capital Market (or any successor entity) with respect to the transactions contemplated by the Purchase Agreement and the Warrants on or before September 12, 2023. Pursuant to the Waiver, the Holders agreed that the Company may hold such stockholders meeting at the earliest practical date after the date of the Purchase Agreement.

Inpixon
2479 E. Bayshore Road, Suite 195
Palo Alto, CA 94303
(408) 702-2167

Commencing on September 7, 2023, Inpixon made the following communications to certain of its stockholders.

NOTICE OF POSTPONEMENT OF SPECIAL MEETING
PLEASE VOTE YOUR PROXY TODAY

September 7, 2023

Dear Stockholder:

You recently received proxy materials relating to several proposals to be voted on by stockholders of Inpixon (the “Company”) at a Special Meeting of Stockholders on August 3, 2023. You were previously notified that the Special Meeting was postponed to September 8, 2023. This important notice is to inform you that the Special Meeting has been further postponed until October 2, 2023, at 10:00 a.m., Pacific Time, to allow stockholders additional time to exercise their voting rights by submitting their voting instructions. The postponed meeting will be completely virtual, and the live audio webcast for the Special Meeting will be available by visiting www.virtualshareholdermeeting.com/INPX2023.

The purpose of the postponed Special Meeting is to vote upon the following proposals:

(1) To approve an amendment to our Articles of Incorporation to effect a reverse stock split of our outstanding common stock at a ratio between 1-for-2 and 1-for-50, to be determined at the discretion of our Board of Directors (the “Board”), for the purpose of complying with the Nasdaq Listing Rules, subject to the Board’s discretion to abandon such amendment.

In addition to increasing the market price of our common stock so that we can meet the continued listing requirements of Nasdaq and enhancing the appeal of our common stock to the financial community with a high priced stock, the implementation of a reverse split will also allow us to satisfy the minimum bid price of the initial listing requirements of Nasdaq. As described in our proxy statement, the Board has authorized management to evaluate various strategic transactions concerning our business, the execution of which may require a reapplication for initial listing in accordance with Nasdaq Listing Rule 5110(a). In connection therewith, we recently completed the spin-off and sale of our enterprise apps business in the first quarter of 2023. In addition, we previously announced that we entered into a non-binding letter of intent involving the remainder of our business, followed by the execution of a definitive merger agreement with XTI Aircraft Company and may pursue other opportunities that we believe will increase shareholder approval. While stockholder approval of this proposal is not required to consummate the contemplated transaction with XTI, we currently expect that Nasdaq Rule 5110(a), and the requirement to satisfy initial listing standards, including the bid price requirements for an initial listing will be required.

(2) To approve an amendment to our Articles of Incorporation to increase the number of authorized shares of our common stock to up to 1,000,000,000, with such number to be determined at the Board’s discretion.

The Board strongly believes that the increase in the number of authorized shares of common stock will provide us with resources and flexibility with respect to our capital structure for various business purposes as the need may arise from time to time. These purposes may include, but are not limited to, establishing strategic relationships or pursuing strategic transactions with other companies, and expanding our business through the acquisition of other businesses or products. Approval of this proposal would enable us to respond promptly to, and take advantage of, market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special stockholders’ meeting to approve a contemplated stock issuance.

(3) To approve the issuance of shares of our common stock upon exercise of the warrants to purchase common stock (the “Warrants”) issued to accredited investors pursuant to a warrant purchase agreement, dated May 15, 2023, in accordance with the terms of the Warrants, as required by and in accordance with Nasdaq Listing Rule 5635(d).

(4) To approve the adjournment of the Special Meeting if necessary or advisable.

This letter was sent to you because you held shares of the Company on the record date and we have not yet received your vote. In order to avoid further delay of the meeting, please vote today. Your vote is extremely important, no matter how many shares you hold.

For the reasons described in this letter and as set forth in the proxy statement, dated July 3, 2023, the Board of Directors unanimously recommends that you vote “FOR” each of the Proposals. Please vote via the internet or by phone as soon as possible, or alternatively, please sign, date, and return the enclosed voting instruction form as soon as possible.

If you need assistance with voting your Inpixon shares, please call our proxy solicitation agent, D.F. King toll-free at (800) 829-6551. On behalf of your Board of Directors, we thank you for your ongoing support of, and continued interest in, Inpixon.

Sincerely yours,

/s/ Nadir Ali
Nadir Ali
Chief Executive Officer

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